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                                                                      EXHIBIT 12

                                USX CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       TOTAL ENTERPRISE BASIS--UNAUDITED
                             (DOLLARS IN MILLIONS)

                                                                     YEAR ENDED DECEMBER 31
                                                            ----------------------------------------
                                                            1993    1992    1991     1990      1989
                                                            ----    ----    ----    ------    ------
Portion of rentals representing interest.................   $ 84    $ 87    $ 91    $   88    $   79
Capitalized interest.....................................    105      78      63        50        42
Other interest and fixed charges.........................    372     408     474       554       761
                                                            ----    ----    ----    ------    ------
Total fixed charges (A)..................................   $561    $573    $628    $  692    $  882
                                                            ====    ====    ====    ======    ======

Earnings--pretax income (loss) with
  applicable adjustments (B).............................   $280    $376    $(53)   $1,935    $2,271
                                                            ====    ====    =====   ======    ======

Ratio of (B) to (A)......................................    (a)     (a)     (a)      2.80      2.57
                                                            ====    ====    =====   ======    ======


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(a) Earnings did not cover fixed charges by $281 million for 1993, by $197 million for 1992 and by $681 million for 1991.